As filed with the Securities and Exchange Commission on July 2, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
STONE ENERGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	72-1235413 (I.R.S. Employer Identification No.)
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508
(337) 237-0410
(Address of Principal Executive Offices)
Stone Energy Corporation 2009 Amended and Restated Stock Incentive Plan
(formerly, the Stone Energy Corporation 2004 Amended and Restated Stock Incentive Plan)
(Full Title of the Plan)
Andrew L. Gates, III
Senior Vice President, Secretary and
General Counsel
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508
(Name and Address of Agent for Service)
(337) 237-0410
(Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Alan P. Baden
Shelley A. Barber
Vinson & Elkins L.L.P.
666 Fifth Avenue
26th Floor
New York, New York 10103
(212) 237-0000
(212) 237-0100 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
	Amount to be	Offering Price Per	Aggregate	Registration Fee
Title of Each Class of Securities to Be Registered	Registered(1)	Share(2)	Offering Price (2)	(2)
Common Stock, $0.01 par value per share To be issued under the 2009 Amended and Restated Stock Incentive Plan	1,500,000 shares	$7.40	$11,100,000	$620

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that are issued pursuant to the Stone Energy Corporation 2009 Amended and Restated Stock Incentive Plan as a result of any stock dividend, stock split, or similar transaction.
(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and Rule 457(h) of the Securities Act, based on the average of the high and low prices per share of Common Stock reported on the New York Stock Exchange composite tape on June 30, 2009.

GENERAL INSTRUCTION E
EXPLANATORY NOTE — REGISTRATION OF ADDITIONAL SHARES
     This Registration Statement on Form S-8 is being filed by Stone Energy Corporation (“Stone”) to register the issuance of an additional 1,500,000 shares of common stock, $0.01 par value per share, of Stone that may be issued pursuant to the Stone Energy Corporation 2009 Amended and Restated Stock Incentive Plan (the “2009 Plan”). The 2009 Plan is an amendment and restatement of the Stone Energy Corporation 2004 Amended and Restated Stock Incentive Plan (the “2004 Plan”).
     The offer and sale of 4,225,000 shares of Common Stock has previously been registered by the Company’s Registration Statements on Forms S-8, as amended (Commission Filing Nos. 333-107440, 333-64448, 333-67332 and 333-87849) (the “Prior Registration Statements”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of the Prior Registration Statements are modified as set forth in this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6. Indemnification of Directors and Executive Officers
     Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), in which Stone Energy Corporation is incorporated, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
     Article VI of the Bylaws of Stone Energy Corporation provides that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of Stone Energy Corporation. It sets out the standard under which Stone Energy Corporation will indemnify directors and officers, provides for reimbursement in such instances, for the advancement or reimbursement for expenses reasonably incurred in defending an action, and for the extension of indemnity to persons other than directors and officers. It also establishes the manner of handling indemnification when a lawsuit is settled. It is not intended that this Bylaw is an exclusive method of indemnification.
     We entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements provide that we indemnify each of our directors and executive officers to the fullest extent permitted by our Certificate of Incorporation, Bylaws and the DGCL. This means, among other things, that we must indemnify the indemnitee against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred in an action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of Stone Energy Corporation or is or was serving at the request of Stone Energy Corporation as a director, officer, employee or agent of another corporation or other entity if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Stone Energy Corporation and was not otherwise unlawful. Also, the indemnification agreements require that we advance expenses in defending such an action provided that the indemnitee undertakes to repay the amounts if the person ultimately is determined not to be entitled to indemnification. We will also make the indemnitee whole for taxes imposed on the indemnification payments and for costs in any action to establish indemnitee’s right to indemnification, whether or not wholly successful.
     In general, the disinterested directors on the board of directors or a committee of disinterested directors have the authority to determine an indemnitee’s right to indemnification. However, such determination may also be made by (i) independent legal counsel if there are no disinterested directors or (ii) by our stockholders if the board of directors so directs. In the event of a change of control, the indemnitee’s right to indemnification shall be determined by independent legal counsel.
     The indemnification agreements shall continue until and terminate upon the later of: (i) ten (10) years after the date that Indemnitee shall have ceased to serve as a director or executive officer of the Company or (ii) one (1) year after the final termination of any action, suit or proceeding for which the Indemnitee is entitled to indemnification.
     We carry directors and officers liability coverages designed to insure our officers and directors and those of our subsidiaries against certain liabilities incurred by them in the performance of their duties, and also providing for reimbursement in certain cases to us and our subsidiaries for sums paid to directors and officers as indemnification for similar liability.

Item 8. Exhibits.
     The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended:

Exhibit
No.		Exhibit
4.1	-	Stone Energy Corporation 2009 Amended and Restated Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement, Schedule 14A (File No. 001-12074) filed on April 8, 2009).

4.2	-	Indenture between Stone Energy Corporation and JPMorgan Chase Bank dated December 10, 2001 (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-81380)).

4.3	-	Indenture between Stone Energy Corporation and JPMorgan Chase Bank, National Association, as trustee, dated December 15, 2004 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 15, 2004.)

4.4	-	First Supplemental Indenture, dated August 28, 2008, to the Indenture between Stone Energy Corporation and JPMorgan Chase Bank dated December 10, 2001 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated August 27, 2008 (File No. 001-12074)).

4.5	-	First Supplemental Indenture, dated August 28, 2008, to the Indenture between Stone Energy Corporation and JPMorgan Chase Bank, National Association, as trustee, dated December 15, 2004 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated August 27, 2008 (File No. 001-12074)).

5.1	-	Opinion of Vinson & Elkins L.L.P.

23.1	-	Consent of Ernst & Young LLP

23.2	-	Consent of Netherland, Sewell & Associates, Inc.

23.3	-	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1	-	Powers of Attorney (included on the original signature pages hereof).

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on July 2, 2009.

STONE ENERGY CORPORATION
/s/ Andrew L. Gates, III
Andrew L. Gates, III
Senior Vice President, General Counsel and Secretary

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David H. Welch, Kenneth H. Beer and Andrew L. Gates, III and each of them, any of whom may act without joinder of the other, his or her lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David H. Welch	President, Chief Executive Officer and Director (principal executive officer)	July 2, 2009

David H. Welch

/s/ Kenneth H. Beer	Senior Vice President and Chief Financial Officer (principal financial officer)	July 2, 2009

Kenneth H. Beer

/s/ J. Kent Pierret	Senior Vice President, Chief Accounting Officer and Treasurer (principal accounting officer)	July 2, 2009

J. Kent Pierret

/s/ Robert A. Bernhard	Director	July 2, 2009

Robert A. Bernhard

/s/ George R. Christmas	Director	July 2, 2009

George R. Christmas

/s/ B.J. Duplantis	Director	July 2, 2009

B.J. Duplantis

/s/ Peter D. Kinnear	Director	July 2, 2009

Peter D. Kinnear

Signature	Title	Date

/s/ John P. Laborde	Director	July 2, 2009

John P. Laborde

/s/ Richard A. Pattarozzi	Director	July 2, 2009

Richard A. Pattarozzi

/s/ Donald E. Powell	Director	July 2, 2009

Donald E. Powell

/s/ Kay G. Priestly	Director	July 2, 2009

Kay G. Priestly

/s/ David R. Voelker	Director	July 2, 2009

David R. Voelker

EXHIBIT INDEX

Exhibit
No.		Exhibit
4.1	-	Stone Energy Corporation 2009 Amended and Restated Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement, Schedule 14A (File No. 001-12074) filed on April 8, 2009).

4.2	-	Indenture between Stone Energy Corporation and JPMorgan Chase Bank dated December 10, 2001 (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-81380)).

4.3	-	Indenture between Stone Energy Corporation and JPMorgan Chase Bank, National Association, as trustee, dated December 15, 2004 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on December 15, 2004.)

4.4	-	First Supplemental Indenture, dated August 28, 2008, to the Indenture between Stone Energy Corporation and JPMorgan Chase Bank dated December 10, 2001 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated August 27, 2008 (File No. 001-12074)).

4.5	-	First Supplemental Indenture, dated August 28, 2008, to the Indenture between Stone Energy Corporation and JPMorgan Chase Bank, National Association, as trustee, dated December 15, 2004 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated August 27, 2008 (File No. 001-12074)).

5.1	-	Opinion of Vinson & Elkins L.L.P.

23.1	-	Consent of Ernst & Young LLP

23.2	-	Consent of Netherland, Sewell & Associates, Inc.

23.3	-	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1	-	Powers of Attorney (included on the original signature pages hereof).